Exhibit 99.1

News Release

Coca-Cola Consolidated Reports
First Quarter 2026 Results

■Net sales in the first quarter of 2026 increased 17% versus the first quarter of 2025; adjusted(a) net sales increased 9%.

■Gross profit in the first quarter of 2026 was $727 million, an increase of 16% versus the first quarter of 2025; adjusted(a) gross profit increased 7%.

■Income from operations for the first quarter of 2026 was $238 million, an increase of $48 million, or 25%(b); adjusted(a) income from operations increased 2%.

Key Results

	First Quarter
(in millions)	2026	2025	Change
Volume(1)	87.0	76.7	13.4%
Net sales	$1,846.7	$1,580.0	16.9%
Gross profit	$727.1	$627.1	15.9%
Gross margin	39.4%	39.7%
Income from operations	$237.5	$189.8	25.1%
Operating margin	12.9%	12.0%

Beverage Sales	First Quarter
(in millions)	2026	2025	Change
Sparkling bottle/can	$1,089.8	$933.8	16.7%
Still bottle/can	$605.1	$509.2	18.9%

(1) Volume is measured on a standard physical case basis and is used to standardize differing package configurations delivered via direct store delivery.

First Quarter 2026 Review
CHARLOTTE, May 6, 2026 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the first quarter ended April 3, 2026.

“We entered 2026 with strong momentum, positioning ourselves for another year of profitable growth,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “Our solid volume, revenue and market share gains across our portfolio reflect the strength of our brands and the diligent execution by our team. I remain optimistic about our future and the resilience of our business as we navigate an uncertain and volatile macroeconomic environment.”

Results for the first quarter of 2026 included six additional days compared to the first quarter of 2025. For comparison purposes, the estimated impact of the six additional days in the first quarter of 2026 compared to the first quarter of 2025 has been excluded from our adjusted(a) results. The Company estimates the impact of the six additional days to be as follows:

(in millions)	Results of extra days in fiscal period
Volume	5.4
Net sales	$132.0
Gross profit	$55.0
SD&A expenses	$25.0
Income from operations	$30.0

Volume was up 13.4% in the first quarter of 2026, or 6.4% on an adjusted(a) basis. Our Sparkling category volume increased 12.2% in the first quarter of 2026, or 5.3% on an adjusted(a) basis. The strong Sparkling volume performance was driven by growth across the entire portfolio, led by our zero-sugar offerings. In addition, Coca-Cola Original Taste volume grew in the quarter. Still category volume increased 17.5% in the first quarter of 2026, or 10.2% on an adjusted(a) basis. Dasani casepack water accounted for a significant portion of the growth within our Still category. The remaining Still category volume growth was driven by strong performance across many brands, including Monster, Powerade, BODYARMOR and smartwater. In addition, volume in the first quarter of 2026 was also higher as compared to the first quarter of 2025 due to the timing of the Easter holiday, which we estimate impacted total volume by 0.5% to 1.0%.

Net sales increased 16.9% to $1.8 billion in the first quarter of 2026, or 8.5% on an adjusted(a) basis. The growth in net sales was primarily the result of strong volume performance and annual pricing actions executed during the first quarter of 2026, as well as a shift in the Easter holiday. Sparkling and Still net sales increased 16.7% and 18.9%, respectively, in the first quarter of 2026 compared to the first quarter of 2025. Sparkling and Still adjusted(a) net sales increased 8.6% and 10.6%, respectively, in the first quarter of 2026 compared to the first quarter of 2025. The increase in Sparkling category net sales was driven primarily by sales of multi-pack, take-home aluminum can packages sold within our large store, club and value channels. Net sales of our single-serve Still products were especially strong in our Energy category for convenience and value store customers. Price/mix in the Still category was unfavorably impacted by the increased Dasani casepack volume, as well as slowing volume in the Protein category due to supply constraints.

Gross profit in the first quarter of 2026 was $727.1 million, an increase of $100.0 million, or 15.9%. On an adjusted(a) basis, gross profit increased $41.7 million, or 6.6%. Gross margin in the first quarter of 2026 decreased 30 basis points to 39.4%. Adjusted(a) gross margin in the first quarter of 2026 decreased 70 basis points to 39.1%. The reduction in gross margin resulted primarily from an increase in aluminum costs, which was caused by geopolitical conflicts, supply constraints and the impact of elevated import tariffs. This heightened volatility resulted in approximately $35 million in additional input costs compared to the first quarter of 2025, which outpaced our pricing actions executed during the first quarter.

“In the first quarter of 2026, we successfully navigated a period of increasing input costs that placed significant pressure on our gross margins,” said Dave Katz, President and Chief Operating Officer. “Despite these cost pressures, I am encouraged by the continued strong commercial performance across our entire portfolio. Our business continues to evolve and our team remains agile in driving profitable growth despite the cost and regulatory challenges our business faces. Our investment in our teammates is continuing to deliver results, which demonstrates what it means to have an engaged, high-performing team relentlessly pursuing excellence.”

Selling, delivery and administrative (“SD&A”) expenses in the first quarter of 2026 increased $52.3 million, or 12.0%. Approximately $25 million of the increase was related to the six additional days in the first quarter of 2026. Additionally, during the first quarter of 2026, we had a favorable, non-cash fair value adjustment to our fuel hedging positions of $10.0 million. On an adjusted(a) basis, SD&A expenses in the first quarter of 2026 increased $37.5 million, or 8.6%. SD&A expenses as a percentage of net sales decreased to 26.5% in the first quarter of 2026 from 27.7% in the first quarter of 2025. On an adjusted(a) basis, SD&A expenses as a percentage of net sales in the first quarter of 2026 were 27.7%, consistent with the first quarter of 2025. The increase in adjusted(a) SD&A expenses was primarily driven by an additional investment in the base wages of our front-line teammates, which became effective at the beginning of the third quarter of 2025. The remaining increase in adjusted(a) SD&A expenses was primarily driven by an increase in labor costs related to annual wage adjustments and higher medical benefits.

Income from operations in the first quarter of 2026 was $237.5 million, compared to $189.8 million in the first quarter of 2025, an increase of $47.7 million, or 25.1%. On an adjusted(a) basis, income from operations in the first quarter of 2026 was $194.6 million, an increase of $4.2 million, most of which was due to the timing of the Easter holiday. Operating margin for the first quarter of 2026 was 12.9% as compared to 12.0% for the first quarter of 2025, an increase of 90 basis points. Adjusted(a) operating margin for the first quarter of 2026 was 11.4% as compared to 12.1% for the first quarter of 2025, a decrease of 70 basis points.

Net income in the first quarter of 2026 was $111.6 million, compared to $103.6 million in the first quarter of 2025, an increase of $7.9 million, or 7.7%. On an adjusted(a) basis, net income in the first quarter of 2026 was $119.5 million, compared to $136.3 million in the first quarter of 2025, a decrease of $16.8 million, or 12.3%. The six additional days in the first quarter of 2026 increased net income by approximately $23 million during the quarter.

Income tax expense in the first quarter of 2026 was $39.7 million, compared to $35.9 million in the first quarter of 2025, resulting in an effective income tax rate of approximately 26% for the first quarter of 2026.

Cash flows from operations for the first quarter of 2026 were $205.3 million, compared to $198.2 million for the first quarter of 2025. During the first quarter of 2026, we repaid $150.0 million of principal on one of our term loans. In fiscal year 2026, we expect capital expenditures to be approximately $300 million.

As noted above, the first quarter of 2026 included six extra days as compared to the first quarter of 2025. The fourth quarter of 2026 will include six fewer days as compared to the fourth quarter of 2025. The full fiscal years of 2026 and 2025 have the same number of days.

(a) The discussion of the operating results for the first quarter ended April 3, 2026 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.
(b) All comparisons are to the corresponding period in the prior year unless specified otherwise.

CONTACTS:
Brian K. Little (Media)	Matt Blickley (Investors)
Vice President, Corporate Communications Officer	Chief Financial Officer and Chief Accounting Officer
(980) 378-5537	(704) 557-4910
Brian.Little@cokeconsolidated.com	Matt.Blickley@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Headquartered in Charlotte, N.C., Coca‑Cola Consolidated (NASDAQ: COKE) is the largest Coca‑Cola bottler in the United States. We make, sell and distribute beverages of The Coca‑Cola Company, and other partner companies, in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers. For over 124 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably.

More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation or uncertainty around tariffs) or disruption, unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients, recycling, sustainability, product safety and benefit programs, including supplemental nutrition assistance programs; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or in our best interest and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our information technology systems or our effective response to technology failures or cyberattacks on our third-party service providers’, business partners’, customers’, suppliers’ or other third parties’ information technology systems; unfavorable changes in the general economy; changes in trade policies, including the imposition of, or increase in, tariffs on imported goods; the concentration risks among our customers and suppliers; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather, or the increased frequency of any such events due to climate change, and public expectations around combatting climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	First Quarter
(in thousands, except per share data)	2026	2025
Net sales	$1,846,668	$1,579,977
Cost of sales	1,119,588	952,873
Gross profit	727,080	627,104
Selling, delivery and administrative expenses	489,556	437,284
Income from operations	237,524	189,820
Interest expense, net	32,063	6,874
Other expense, net	54,242	43,473
Income before taxes	151,219	139,473
Income tax expense	39,663	35,862
Net income	$111,556	$103,611

Basic net income per share(c):
Common Stock	$1.68	$1.19
Weighted average number of Common Stock shares outstanding	56,517	77,131

Class B Common Stock	$1.68	$1.19
Weighted average number of Class B Common Stock shares outstanding	10,047	10,047

Diluted net income per share(c):
Common Stock	$1.67	$1.19
Weighted average number of Common Stock shares outstanding – assuming dilution	66,623	87,265

Class B Common Stock	$1.67	$1.19
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	10,106	10,134

(c)     All prior period share or per share amounts impacting the net income per share amounts have been retroactively adjusted to reflect the effects of a 10-for-1 forward stock split executed by the Company during the second quarter of 2025.

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	April 3, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$232,947	$281,918
Trade accounts receivable, net	597,921	574,601
Other accounts receivable	158,968	125,086
Inventories	388,740	336,401
Prepaid expenses and other current assets	121,831	108,668
Total current assets	1,500,407	1,426,674
Property, plant and equipment, net	1,626,463	1,604,605
Right-of-use assets - operating leases	111,635	116,611
Leased property under financing leases, net	1,058	1,160
Other assets	222,253	216,428
Goodwill	165,903	165,903
Other identifiable intangible assets, net	764,989	771,617
Total assets	$4,392,708	$4,302,998

LIABILITIES AND (DEFICIT)/EQUITY
Current Liabilities:
Current portion of debt	$100,000	$100,000
Current portion of obligations under operating leases	24,063	24,412
Current portion of obligations under financing leases	489	556
Accounts payable and accrued expenses	1,090,569	1,003,689
Total current liabilities	1,215,121	1,128,657
Deferred income taxes	183,098	143,738
Pension and postretirement benefit obligations and other liabilities	1,009,647	988,053
Noncurrent portion of obligations under operating leases	90,046	95,076
Noncurrent portion of obligations under financing leases	1,118	1,188
Long-term debt	2,537,148	2,686,009
Total liabilities	5,036,178	5,042,721

(Deficit)/Equity:
Stockholders’ (deficit)/equity	(643,470)	(739,723)
Total liabilities and (deficit)/equity	$4,392,708	$4,302,998

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Quarter
(in thousands)	2026	2025
Cash Flows from Operating Activities:
Net income	$111,556	$103,611
Depreciation expense, amortization of intangible assets and deferred proceeds, net	56,902	53,373
Fair value adjustment of acquisition related contingent consideration	53,391	42,728
Deferred income taxes	38,925	35,278
Change in current assets and current liabilities	(46,089)	(19,676)
Change in noncurrent assets and noncurrent liabilities	(11,974)	(19,347)
Other	2,562	2,204
Net cash provided by operating activities	$205,273	$198,171

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(63,112)	$(97,866)
Purchases and disposals of short-term investments	—	(37,402)
Other	(5,226)	(4,427)
Net cash used in investing activities	$(68,338)	$(139,695)

Cash Flows from Financing Activities:
Payments on term loan facility	$(150,000)	$—
Payments of acquisition related contingent consideration	(19,070)	(19,819)
Cash dividends paid	(16,641)	(21,794)
Other	(195)	(882)
Net cash used in financing activities	$(185,906)	$(42,495)

Net (decrease) increase in cash and cash equivalents during period	$(48,971)	$15,981
Cash and cash equivalents at beginning of period	281,918	1,135,824
Cash and cash equivalents at end of period	$232,947	$1,151,805

NON-GAAP FINANCIAL MEASURES(d) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

Results for the first quarter of 2026 include six additional days compared to the first quarter of 2025. For comparison purposes, the estimated impact of the additional days in the first quarter of 2026 has been excluded from our adjusted(a) volume and financial results below.

	First Quarter 2026
(in millions)	Sparkling	Still	Total
Volume	65.7	21.3	87.0
Volume related to extra days in fiscal period	(4.1)	(1.3)	(5.4)
Adjusted volume	61.6	20.0	81.6

	First Quarter 2025
(in millions)	Sparkling	Still	Total
Volume	58.6	18.1	76.7

Reported % Change vs. First Quarter 2025	12.2%	17.5%	13.4%
Adjusted % Change vs. First Quarter 2025	5.3%	10.2%	6.4%

	First Quarter 2026
(in millions)	Sparkling	Still	Total
Bottle/can beverage sales	$1,089.8	$605.1	$1,694.9
Bottle/can beverage sales related to extra days in fiscal period	(75.8)	(42.1)	(117.9)
Adjusted bottle/can beverage sales	$1,014.0	$563.0	$1,577.0

	First Quarter 2025
(in millions)	Sparkling	Still	Total
Bottle/can beverage sales	$933.8	$509.2	$1,443.0

Reported % Change vs. First Quarter 2025	16.7%	18.9%	17.5%
Adjusted % Change vs. First Quarter 2025	8.6%	10.6%	9.3%

		First Quarter 2026
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share(c)
Reported results (GAAP)	$1,846,668	$727,080	$489,556	$237,524	$151,219	$111,556	$1.68
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	53,391	40,203	0.60
Fair value adjustments for commodity derivative instruments	—	(2,498)	10,377	(12,875)	(12,875)	(9,695)	(0.15)
Results of extra days in fiscal period	(132,000)	(55,000)	(25,000)	(30,000)	(30,000)	(22,590)	(0.34)
Total reconciling items	(132,000)	(57,498)	(14,623)	(42,875)	10,516	7,918	0.11
Adjusted results (non-GAAP)	$1,714,668	$669,582	$474,933	$194,649	$161,735	$119,474	$1.79

Adjusted % Change vs. First Quarter 2025	8.5%	6.6%	8.6%	2.2%

	First Quarter 2025
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share(c)
Reported results (GAAP)	$1,579,977	$627,104	$437,284	$189,820	$139,473	$103,611	$1.19
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	42,728	32,174	0.37
Fair value adjustments for commodity derivative instruments	—	799	165	634	634	477	—
Total reconciling items	—	799	165	634	43,362	32,651	0.37
Adjusted results (non-GAAP)	$1,579,977	$627,903	$437,449	$190,454	$182,835	$136,262	$1.56

(d) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered, in addition to the measures reported in accordance with GAAP, when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.